Exhibit 99.1

Contact: Contact Kenn Entringer at Casey Communications, Inc., (314) 721-2828 kentringer@caseycomm.com

April 16, 2012

Cass Information Systems, Inc. Reports 1st Quarter 2012 Earnings

Net Income Up 3% Compared to 1st Quarter of 2011

ST. LOUIS – Cass Information Systems, Inc. (NASDAQ: CASS), the nation’s leading provider of transportation, utility, telecom and environmental invoice payment and information services, reported first quarter 2012 earnings of $.56 per diluted share, a 2% increase over the $.55 per diluted share it earned in the first quarter of 2011. Net income for the period was $5.9 million, 3% higher than the $5.7 million reported in 2011.

2012 1st Quarter Recap

	March 31, 2012	March 31, 2011	% Change
Transportation Dollar Volume	$5.4 billion	$4.6 billion	17.8%
Utility Dollar Volume	$2.6 billion	$2.7 billion	(3.6)%
Revenues	$28.4 million	$26.1 million	9.0%
Net Income	$5.9 million	$5.7 million	3.3%
Diluted Earnings per Share	$.56	$.55	1.8%

Payment and processing fees increased $2.1 million, or 15%, compared to the year earlier period. Transportation dollar volume was up 18% due to new business and improved activity from existing customers. Utility dollar volume fell 4% due to the unseasonably mild winter temperatures experienced across much of the U.S.

Net investment income decreased $.7 million, or 6%, primarily due to the historically low interest rate environment.

Overall operating expenses were up $2.2 million, or 12%, primarily due to higher processing volume requiring more headcount plus the addition of the new environmental expense service line following Cass’ acquisition of Waste Reduction Consultants, Inc. of Jacksonville, Fla. in January.

“While year-to-year earnings and net income results were muted this quarter, they do represent record levels and demonstrate the ability of the company to continue to steadily grow despite a depressed interest rate environment that exerts severe pressure on interest rate related earnings,” said Eric H. Brunngraber, Cass president and chief executive officer. “Our focus remains on sustaining growth over the long-term. We believe our newly expanded portfolio of complex payables services provides a solid base to achieve that objective in 2012 and the years beyond.”

About Cass Information Systems

Cass Information Systems is the leading provider of transportation, utility, telecom and environmental invoice payment and information services. The company, which has been involved in the payables services and information support business since 1956, disburses $32 billion annually on behalf of customers from locations in St. Louis, Mo., Columbus, Ohio, Boston, Mass., Greenville, S.C., Wellington, Kansas, and Jacksonville, Fla. The support of Cass Commercial Bank, founded in 1906, makes Cass Information Systems unique in the industry. Cass is part of the Russell 2000® Index.

Note to Investors

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the company’s actual results, see the company’s reports filed from time to time with the Securities and Exchange Commission including the company’s annual report on Form 10-K for the year ended December 31, 2011.

Selected Consolidated Financial Data

The following table presents selected unaudited consolidated financial data (in thousands, except per share data) for the periods ended March 31, 2012 and 2011:

	Quarter Ended March 31, 2012	Quarter Ended March 31, 2011
Transportation Invoice Volume	6,873	6,670
Transportation Dollar Volume	$5,382,091	$4,568,930
Utility Transaction Volume	3,607	3,358
Utility Dollar Volume	$2,592,486	$2,689,235
Payment and Processing Fees	$16,487	$14,347
Net Investment Income	10,551	11,248
Gains on Sales of Securities	966	—
Other	430	485

Total Revenues	$28,434	$26,080

Salaries and Benefits	$15,561	$13,706
Occupancy	532	648
Equipment	863	847
Other	3,385	2,933

Total Operating Expenses	$20,341	$18,134

Income from Operations before Income Tax Expense	$8,093	$7,946
Income Tax Expense	2,185	2,227

Net Income	$5,908	$5,719

Basic Earnings per Share	$.57	$.55

Diluted Earnings per Share	$.56	$.55

Average Earning Assets	$1,193,752	$1,149,715
Net Interest Margin	4.08%	4.60%
Allowance for Loan Losses to Loans	1.88%	1.74%
Non-performing Loans to Total Loans	1.11%	.08%
Net Loan (Recoveries) Charge-offs to Loans	.03%	-.01%
Provision for Loan Losses	$200	$450